Exhibit 99.1

                                  NEWS RELEASE

                SLM INTERNATIONAL, INC. COMPLETES ACQUISITION OF
                              SPORTS HOLDING CORP.

     Montreal, Quebec, November 20, 1998 - SLM International, Inc. ("SLM"), a leading manufacturer and marketer of ice and roller hockey equipment under the CCM(R) and TACKS(R) brand names, today announced that it has completed its acquisition of Sports Holding Corp. ("SHC") and its subsidiaries thereby creating the largest hockey company in the world with sales in excess of US$200,000,000. The majority shareholder of SLM is an affiliate of Wellspring Capital Management LLC ("Wellspring"), a New York-based private investment firm.

     The acquisition was financed with a US$87,500,000 credit facility from Caisse de depot et Placement du Quebec and the issuance of US$12,500,000 Pay-In-Kind Preferred Stock to Phoenix Home Life Mutual Insurance Company. In addition, SLM refinanced its existing indebtedness with two working capital facilities in an aggregate amount of US$70,000,000 provided by General Electric Capital Corporation and General Electric Capital Canada, Inc.

     SHC markets ice and roller hockey products under the JOFA(R), KOHO(R), TITAN(R), CANADIEN(TM) and HEATON(R) brand names. SHC is the leading hockey equipment marketer in Scandinavia and Central Europe. It is the world leader in the manufacture and distribution of hockey sticks and a large number of professional hockey players use its protective equipment sold under the JOFA(R) and KOHO(R) brand names.

     SLM manufactures and sells ice and roller hockey skates, and protective equipment as well as sports apparel directly and under license with the National Hockey League. SLM, rapidly nearing its centennial, is world-renowned for the reputation and quality of its products.

     All inquiries should be addressed to Mr. Gerald B. Wasserman CEO of SLM, at
(514) 932-1118 or Mr. Greg Feldman, Managing Partner of Wellspring at (212) 332-7571.